Exhibit 99.1

BONFIRE INTERACTIVE LTD. AND SUBSIDIARY

Consolidated Financial Statements

At December 31, 2018

1

Report of Independent Registered Public Accounting Firm

To the Shareholders and Board of Directors of

Bonfire Interactive Ltd.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Bonfire Interactive Ltd. and Subsidiary (collectively, the “Company”), as of December 31, 2018 and 2017, and the related consolidated statements of operations, changes in temporary equity and stockholders’ deficit, and cash flows for the years ended December 31, 2018 and 2017, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2018 and 2017, and the results of its operations and its cash flows for the years ended December 31, 2018 and 2017, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Emphasis of Matter – Financial Statements are Expressed in Canadian Dollars

As disclosed in Note 2, Basis of Presentation, the consolidated financial statements as of and for the years ended December 31, 2018 and 2017 are presented in Canadian Dollars, the Company’s functional currency.

/s/ WithumSmith+Brown, PC

We have served as the Company's auditor since 2018.

Whippany, New Jersey

March 18, 2019

BONFIRE INTERACTIVE LTD. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

	December 31,
	2018	2017

ASSETS
Current assets
Cash and cash equivalents	$6,561,276	$11,038,259
Accounts receivable, net	650,768	618,025
Prepaid expenses	435,294	231,035
Other current assets	168,723	151,081
Deferred commissions	141,855	-
Total current assets	7,957,916	12,038,400

Property and equipment, net	163,342	105,208
Other assets	53,932	-
Deferred commissions	460,758	113,918
TOTAL ASSETS	$8,635,948	$12,257,526

LIABILITIES, TEMPORARY EQUITY AND STOCKHOLDERS' DEFICIT
Current liabilities
Accounts payable and accrued expenses	$608,502	$206,378
Contract liabilities - current portion	2,361,639	1,446,607
Warrant liability	193,981	-
Other current liabilities	1,665	-
Total current liabilities	3,165,787	1,652,985

Contract liabilities - long-term	122,321	54,382
Deferred rent	84,757	37,881
Total liabilities	3,372,865	1,745,248

COMMITMENTS AND CONTINGENCIES

Temporary equity
Series Seed I preferred stock, no par value; 4,992,930 shares authorized, issued and outstanding as of December 31, 2018 and 2017	639,814	624,556
Series Seed II preferred stock, no par value; 2,938,710 shares authorized, issued and outstanding as of December 31, 2018 and 2017	1,871,414	1,735,590
Series Seed III preferred stock, no par value; 172,285 shares authorized, issued and outstanding as of December 31, 2018 and 2017	135,771	125,917
Series Seed IV preferred stock, no par value; 1,833,375 shares authorized, issued and outstanding as of December 31, 2018 and 2017	1,357,702	1,281,381
Series A preferred stock, no par value; 9,541,984 shares authorized, issued and outstanding as of December 31, 2018 and 2017	10,861,679	10,671,173
Total temporary equity	14,866,380	14,438,617

Stockholders' deficit
Common stock, no par value; 40,000,000 shares authorized; 10,153,451 and 9,899,929 shares issued and outstanding as of December 31, 2018 and 2017, respectively	126,489	990
Additional paid-in capital	709,640	113,536
Accumulated deficit	(10,439,426)	(4,040,865)
Total stockholders' deficit	(9,603,297)	(3,926,339)
TOTAL LIABILITIES, TEMPORARY EQUITY AND STOCKHOLDERS' DEFICIT	$8,635,948	$12,257,526

The accompanying notes are an integral part of these consolidated financial statements.

BONFIRE INTERACTIVE LTD. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Year ended December 31,
	2018	2017

Revenue	$4,142,456	$1,993,805
Cost of sales	1,050,946	210,684
Gross profit	3,091,510	1,783,121

Operating expenses:
General and administrative	3,338,548	1,656,911
Sales and marketing	3,936,967	1,329,037
Research and development	2,268,049	667,201
Total operating expenses	9,543,564	3,653,149
Loss from operations	(6,452,054)	(1,870,028)

Other income (expenses)
Interest income	66,002	9,317
Grant income	101,679	152,615
Other (expense) income	(15,117)	15,206
Loss on disposal of capital assets	-	(12,223)
Foreign exchange gain (loss)	476,636	(779,083)
Change in fair value of warrant liability	(147,944)	-
Total other income (expense), net	481,256	(614,168)
Net loss	$(5,970,798)	$(2,484,196)
Deemed dividend on Series Seed preferred stock	(427,763)	167,990
Net loss applicable to common stockholders	$(6,398,561)	$(2,316,206)

Net loss per share, basic and diluted	$(0.65)	$(0.23)

Weighted average common shares outstanding, basic and diluted	9,903,640	9,899,929

The accompanying notes are an integral part of these consolidated financial statements.

BONFIRE INTERACTIVE LTD. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CHANGES IN TEMPORARY EQUITY AND STOCKHOLDERS’ DEFICIT

	Series Seed I		Series Seed II		Series Seed III		Series Seed IV		Series A		Total
	Preferred Stock		Preferred Stock		Preferred Stock		Preferred Stock		Preferred Stock		Temporary
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Equity

Balance as of January 1, 2017	4,992,930	$608,537	2,938,710	$1,852,309	172,285	$134,385	1,466,708	$1,075,079	-	$-	$3,670,310

Issuance of Series Seed IV preferred stock for cash	-	-	-	-	-	-	366,667	265,124	-	-	265,124

Issuance of Series A preferred stock for cash	-	-	-	-	-	-	-	-	9,541,984	10,671,173	10,671,173

Accrete redemption value on Series Seed preferred stock	-	16,019	-	(116,719)	-	(8,468)	-	(58,822)	-	-	(167,990)

Balance as of December 31, 2017	4,992,930	624,556	2,938,710	1,735,590	172,285	125,917	1,833,375	1,281,381	9,541,984	10,671,173	14,438,617

Accrete redemption value on Series Seed preferred stock	-	15,258	-	135,824	-	9,854	-	76,321	-	190,506	427,763

Balance as of December 31, 2018	4,992,930	$639,814	2,938,710	$1,871,414	172,285	$135,771	1,833,375	$1,357,702	9,541,984	$10,861,679	$14,866,380

The accompanying notes are an integral part of these consolidated financial statements.

BONFIRE INTERACTIVE LTD. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CHANGES IN TEMPORARY EQUITY AND STOCKHOLDERS’ DEFICIT

(CONTINUED)

						Total
	Common Stock		Subscription	Additional	Accumulated	Stockholders'
	Shares	Amount	Receivable	Paid in Capital	Deficit	Deficit

Balance as of January 1, 2017	9,899,929	$990	$(890)	$-	$(1,724,659)	$(1,724,559)

Cash received to offset subscription receivable from issuance of common stock	-	-	890	-	-	890

Stock-based compensation expense	-	-	-	113,536	-	113,536

Accrete redemption value on Series Seed preferred stock	-	-	-	-	167,990	167,990

Net loss	-	-	-	-	(2,484,196)	(2,484,196)

Balance as of December 31, 2017	9,899,929	$990	$-	$113,536	$(4,040,865)	$(3,926,339)

Stock options exercised for cash	253,522	125,499	-	-	-	125,499

Stock-based compensation expense	-	-	-	596,104	-	596,104

Accrete redemption value on Series Seed preferred stock	-	-	-	-	(427,763)	(427,763)

Net loss	-	-	-	-	(5,970,798)	(5,970,798)

Balance as of December 31, 2018	10,153,451	$126,489	$-	$709,640	$(10,439,426)	$(9,603,297)

The accompanying notes are an integral part of these consolidated financial statements

BONFIRE INTERACTIVE LTD. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Year ended December 31,
	2018	2017

Cash flows from operating activities
Net loss	$(5,970,798)	$(2,484,196)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	61,482	27,129
Amortization on debt issuance cost	15,043	-
Stock-based compensation expense	596,104	113,536
Change in fair value of warrant liability	147,944	-
Loss on diposal of property and equipment	-	12,223
Changes in operating assets and liabilities:
Accounts receivable	(32,743)	(321,020)
Prepaid expenses	(204,259)	(184,074)
Other current assets	4,800	82,945
Deferred commissions	(141,855)	-
Accounts payable and accrued expenses	356,744	117,698
Contract liabilities	982,971	922,096
Deferred rent	46,876	37,881
Other current liabilities	1,665	-
Non-current deferred commissions	(346,840)	(81,769)
Net cash used in operating activities	(4,482,866)	(1,757,551)

Cash flows from investing activities
Purchase of property and equipment	(119,616)	(103,369)
Proceeds from sale of property and equipment	-	4,425
Net cash used in investing activities	(119,616)	(98,944)

Cash flows from financing activities
Proceeds from issuance of Series A preferred stock, net of offering cost	-	10,671,173
Proceeds from issuance of Seed Series IV preferred stock, net of offering cost	-	265,124
Proceeds from exercise of stock options	125,499	-
Proceeds from collection of subscription receivable	-	890
Net cash provided by financing activities	125,499	10,937,187

(Decrease) increase in cash and cash equivalents	(4,476,983)	9,080,692
Cash and cash equivalents, at the beginning of the year	11,038,259	1,957,567
Cash and cash equivalents, at the end of the year	$6,561,276	$11,038,259

Supplemental disclosure of noncash investing and financing activities:
Issuance of common stock warrants with liability treatment in connection with loan facility	$46,037	$-
Deemed dividend on Series Seed preferred stock	$427,763	$167,990

Supplemental disclosure of cash flow information:
Cash paid for interest	$-	$-
Cash paid for taxes	$-	$-

The accompanying notes are an integral part of these consolidated financial statements.

BONFIRE INTERACTIVE LTD. AND SUBSIDIARY

Notes to Consolidated Financial Statements

Note 1 - Organization, Plan of Business Operations

Bonfire Interactive Ltd. was incorporated on March 5, 2012 under the laws of the Province of Ontario, and its wholly owned subsidiary Bonfire Interactive US Ltd. was incorporated in the United States on January 8, 2018 (collectively, the Company). The Company is a technology-focused business that provides critical, mission-oriented services to clients in the government and commercial sector. The Company’s software offerings include subscription-based software as a service (SaaS). Additionally, the Company provides support services as well as other professional consulting and customization of products.

Note 2 - Basis of Presentation and Liquidity

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and include the accounts of Bonfire Interactive Ltd. and its wholly-owned subsidiary, Bonfire Interactive US Ltd. All intercompany balances and transactions have been eliminated in consolidation.

The functional currency of both Bonfire Interactive Ltd. and its wholly-owned subsidiary is the Canadian dollar (“CAD”). Accordingly, all amounts presented in these consolidated financial statements and accompanying notes are presented in CAD. Monetary assets and liabilities denominated in other than the Canadian dollar are translated at rates of exchange prevailing on the date of the consolidated balance sheets and revenues and expenses are translated at average rates of exchange for the period presented. Foreign currency remeasurement gains or losses on transactions in nonfunctional currencies are recognized within “Other income (expenses)” in the Consolidated Statements of Operations.

Liquidity

The Company has incurred substantial operating losses since its inception, and the Company expects to continue to incur significant operating losses for the foreseeable future. The Company had an accumulated deficit of approximately $10.4 million at December 31, 2018, a net loss of approximately $6.0 million and approximately $4.5 million net cash used in operating activities for the year ended December 31, 2018.

At December 31, 2018, the Company had current assets of approximately $8.0 million and current liabilities of approximately $3.2 million, rendering a working capital of approximately $4.8 million. With cash of $6.6 million and current availability under its loan agreement (see Note 7), management believes that the Company’s existing capital resources will be sufficient to fund the Company’s planned operations and expenditures for at least twelve months from the issuance of these consolidated financial statements. However, management cannot provide assurance that its plans will not change or that changed circumstances will not result in the depletion of its capital resources more rapidly than it currently anticipates.

On September 12, 2018, the Company, along with five other technology companies serving the public sector market, entered into a definitive agreement with GTY Technology Holdings Inc. (“GTY”), a publicly traded special purpose acquisition company.  On February 15, 2019, GTY approved the business combination between the Company and GTY and consummated the definitive agreement on February 19, 2019.  See Note 15.

Note 3 – Summary of Significant Accounting Policies

Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. The most significant estimates in the Company’s consolidated financial statements relate to revenue recognition from variable amount contracts, the valuation of preferred and common stock, the valuation of stock options, warrants, the estimated life of customer relationships pertaining to capitalized sales commissions, and the valuation allowance of deferred tax assets resulting from net operating losses. These estimates and assumptions are based on current facts, historical experience and various other factors believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the recording of expenses that are not readily apparent from other sources. Actual results could differ from those estimates.

BONFIRE INTERACTIVE LTD.

Notes to Consolidated Financial Statements

Cash and Cash Equivalents

As of December 31, 2018 and December 31, 2017, the Company had cash balances deposited at major financial institutions. Cash balances are considered subject to minimal credit risk as the balances are with high credit quality financial institutions. Cash and cash equivalents include cash in readily available checking and money market accounts.

Accounts Receivable

Accounts receivable primarily consists of amounts due from our customers, which are located throughout the United States and Canada. Accounts receivable are recorded at the invoiced amount, do not require collateral, and do not bear interest. The Company estimates its allowance for doubtful accounts by evaluating specific accounts where information indicates the Company’s customers may have an inability to meet financial obligations, such as bankruptcy and significantly aged receivables outstanding. Uncollectible receivables are written-off in the period management believes it has exhausted every opportunity to collect payment from the customer. Bad debt expense is recorded when events or circumstances indicate an additional allowance is required based on the Company’s specific identification approach.

The allowance for doubtful accounts as of December 31, 2018 and 2017 was $0 and $9,443, respectively.

The amounts charged to bad debt expense were $0 and $9,443 for the years ended December 31, 2018 and December 31, 2017, respectively. The allowance of $9,443 raised as of December 31, 2017 was reversed in the year ended December 31, 2018, and the related receivable was written off in the same period.

Concentration of credit risk and significant customers

Financial instruments that potentially subject the Company to a significant concentration of credit risk consist of cash and cash equivalents, and accounts receivable.

Credit risk is the risk that one party to a financial instrument will cause a financial loss for the other party by failing to discharge an obligation. The Company’s financial asset that is exposed to credit risk consists of cash, which is placed with US and Canadian financial institutions.

The Company's cash consisted of the following:

	December 31,	December 31,
	2018	2017
Cash (US institution)	$770,607	$2,150,911
Cash (CDN institution)	5,790,669	8,887,348
	$6,561,276	$11,038,259

All U.S. institution amounts are covered by Federal Deposit Insurance Corporation, or FDIC insurance as of December 31, 2018. Additionally, all CDN institution amounts are covered by Canada Deposit Insurance Corporation, or CDIC insurance as December 31, 2018 and 2017. Management deems any related risk to be minimal.

For the years ended December 31, 2018 and 2017, no single customer comprised of more than 10% of the Company’s total revenues.

Accounts receivable are primarily comprised of receivables from the US and Canada. As of December 31, 2018, receivables from the US and Canada comprised approximately 87% and 13% of the accounts receivable balance, respectively. As of December 31, 2017, receivables from the US and Canada comprised approximately 46% and 54% of the accounts receivable balance, respectively.

The following table summarizes customers that had an accounts receivable balance greater than or equal to 10% of total accounts receivable at December 31, 2018 and 2017.

	December 31,	December 31,
	2018	2017
Customer A	17%	-
Customer B	13%	-
Customer C	-	14%

BONFIRE INTERACTIVE LTD.

Notes to Consolidated Financial Statements

Property and Equipment

Property and equipment is stated at cost. Furniture, fixtures and equipment, including equipment under capital leases, are depreciated using the straight-line or accelerated method over their estimated useful lives ranging from 3 to 10 years. Leasehold improvements are amortized over the shorter of the useful lives or the term of the respective leases.

Maintenance and repairs are charged to expense as incurred, and improvements are capitalized. When assets are retired or otherwise disposed of, the cost and accumulated depreciation are removed from the accounts, and any resulting gain or loss is reflected in the consolidated statement of operations in the period realized.

Impairment of long-lived assets

Long-lived assets, which comprise capital assets, are tested for recoverability whenever events or changes in circumstances indicate that their carrying amount may not be recoverable. An impairment loss is recognized when the asset’s carrying value exceeds the total undiscounted cash flows expected from its use and eventual disposition. The amount of the impairment loss is determined as the excess of the carrying value of the asset over its fair value. During the years ended December 31, 2018 and 2017, no impairments were recorded.

Sequencing

The Company applies a sequencing policy whereby all equity-linked derivative instruments, issued after the issuance of the Company’s Series Seed I preferred stock, may be classified as a derivative liability, with the exception of instruments related to share-based compensation issued to employees or directors.

Warrant Liability

The Company accounts for certain common stock warrants outstanding as a liability at fair value and adjusts the instruments to fair value at each reporting period. This liability is subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in the Company's consolidated statements of operations. The fair value of the warrants issued by the Company has been estimated using a Black Scholes model or a probability-weighted Black-Scholes model, at each measurement date.

Fair Value of Financial Instruments

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in the principal or most advantageous market in an orderly transaction between market participants at the measurement date. The fair value hierarchy prioritizes the inputs to valuation techniques used in measuring fair value. There are three levels to the fair value hierarchy based on the reliability of inputs, as follows:

Level 1 – Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2 – Inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly.

Level 3 – Unobservable inputs in which little or no market data exists, therefore requiring the Company to develop its own assumptions.

The Company evaluates assets and liabilities subject to fair value measurements on a recurring basis to determine the appropriate level at which to classify them for each reporting period. This determination requires significant judgments to be made by the Company.

ASC 820, Fair Value Measurement and Disclosures, requires all entities to disclose the fair value of financial instruments, both assets and liabilities for which it is practicable to estimate fair value, and defines fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties. As of December 31, 2018 and 2017, the recorded values of cash, accounts receivable, contract liabilities, accounts payable and accrued expenses approximate their fair values due to the short-term nature of the instruments.

BONFIRE INTERACTIVE LTD.

Notes to Consolidated Financial Statements

Revenue Recognition

The Company adopted the Financial Accounting Standards Board (“FASB”) new revenue recognition framework, ASC 606, Revenue from Contracts with Customers (“ASC 606”), on January 1, 2017 using the full retrospective approach. The adoption of this standard did not have a material impact on prior revenue recognition or on opening equity, as the timing and measurement of revenue recognition for the Company is materially the same under ASC 606 as it was under the prior relevant guidance.

With the adoption of Topic 606, revenue is recognized upon transfer of control of promised products and services to customers in an amount that reflects the consideration the Company expects to receive in exchange for those products or services. If the consideration promised in a contract includes a variable amount, the Company includes an estimate of the amount it expects to receive for the total transaction price if it is probable that a significant reversal of cumulative revenue recognized will not occur.

The Company determines the amount of revenue to be recognized through application of the following steps:

• Identification of the contract, or contracts with a customer;

• Identification of the performance obligations in the contract;

• Determination of the transaction price;

• Allocation of the transaction price to the performance obligations in the contract; and

• Recognition of revenue when or as the Company satisfies the performance obligations.

The Company provides subscription services by allowing customers to use the Company’s software without taking possession of the software. Revenue is recognized ratably over the contract term as the customer simultaneously receives and consumes the benefits of the subscription service as the service is made available by the Company.

For contracts where the period between when the Company transfers a promised service to the customer and when the customer pays is one year or less, the Company has elected the practical expedient to not adjust the promised amount of consideration for the effects of a significant financing component.

The Company has made a policy election to exclude from the measurement of the transaction price all taxes assessed by a government authority that are both imposed on and concurrent with a specific revenue producing transaction and collected by the Company from a customer. Such taxes may include but are not limited to sales, use, value added and certain excise taxes.

The Company has elected the practical expedient to not disclose information about its remaining performance obligations because those performance obligations have an original expected duration of one year or less.

Contract Costs

The Company capitalizes incremental costs to obtain a contract with a customer, such as sales commissions. Costs that will be incurred regardless of whether the contract is obtained, including incremental costs in attempting to obtain the contract, are expensed as incurred unless they meet the criteria to be capitalized as fulfillment costs.

Commissions paid by the Company to its employees in obtaining new contracts with customers, which are considered to be incremental, are capitalized as deferred commissions in the consolidated balance sheets. The commissions are recognized over the estimated life of customer relationships of 5 years as operating expenses in the Consolidated Statements of Operations.

Contract Liabilities

Contract liabilities represents amounts that have been billed or collected in advance of revenue recognition. The Company typically invoices customers in monthly, quarterly, or annual installments. Contract liabilities are reduced as services are provided and the revenue recognition criteria are met.

General and Administrative

General and administrative expenses consist primarily of personnel costs associated with the Company’s executive, finance, human resources, compliance, and other administrative personnel, as well as accounting and legal professional services fees.

Sales and Marketing

Sales and marketing expenses consist primarily of compensation and employee benefits, sales commissions, marketing events, advertising costs, travel, and trade shows and conferences.

Research and Development

All research and development costs are expensed as incurred. Research and development costs consist primarily of payroll related to employees from product and development department.

BONFIRE INTERACTIVE LTD.

Notes to Consolidated Financial Statements

Advertising Costs

Advertising costs are expensed within the period in which they are utilized. Advertising expense is comprised of media advertising, presented as part of sales and marketing expense, which are accounted for as part of operating expenses. Advertising expenses incurred were approximately $466,000 and $74,000 during the years ended December 31, 2018 and 2017, respectively.

Stock Based Compensation

The Company expenses stock-based compensation over the requisite service period based on the estimated grant-date fair value of the awards. Stock-based awards with graded-vesting schedules are recognized on a straight-line basis over the requisite service period for each separately vesting portion of the award.

The Company estimates the fair value of stock option grants using the Black-Scholes option pricing model and the assumptions used in calculating the fair value of stock-based awards represent management’s best estimates and involve inherent uncertainties and the application of management’s judgment.

Expected Term — The expected term of options represents the period that the Company’s stock-based awards are expected to be outstanding based on the simplified method, which is the half-life from vesting to the end of its contractual term.

Expected Volatility — The Company computes stock price volatility over expected terms based on comparable companies historical common stock trading prices.

Risk-Free Interest Rate — The Company bases the risk-free interest rate on the implied yield available on Canadian government ten-year bond yields with an equivalent remaining term.

Expected Dividend — The Company has never declared or paid any cash dividends on common shares and does not plan to pay cash dividends in the foreseeable future, and, therefore, uses an expected dividend yield of zero in valuation models.

The Company elected to change its policy surrounding forfeitures of equity awards with the adoption of the guidance in ASU No. 2016-09, Compensation-Stock Compensation (Topic 718), Improvements to Employee Share-Based Payment Accounting, on January 1, 2017. The Company no longer estimates the number of awards expected to be forfeited but instead accounts for such forfeitures as they occur.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of assets and liabilities and their respective tax balances. Potential deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those differences are expected to be recovered or settled. The effect on potential deferred tax assets and liabilities of a change in tax rates is recognized in the statement of operations in the period.

Tax benefits are recognized only for tax positions that are more likely than not to be sustained upon examination by tax authorities. The amount recognized is measured as the largest amount of benefit that is greater than 50 percent likely to be realized upon settlement. A liability for “unrecognized tax benefits” is recorded for any tax benefits claimed in the Company’s tax returns that do not meet these recognition and measurement standards. As of December 31, 2018 and 2017, no liability for unrecognized tax benefits was required to be reported. The guidance also discusses the classification of related interest and penalties on income taxes. The Company’s policy is to record interest and penalties on uncertain tax positions as a component of income tax expense. No interest or penalties were recorded during the years ended December 31, 2018 and 2017.

Grant Income

During the years ended December 31, 2018 and 2017, the Company recognized income from refundable tax credits resulting from the Canadian Scientific Research and Experimental Development Tax Incentive Program (“SR&ED”), and to a lesser extent, from Co-operative Education Tax Credits (“Co-op Tax Credits”). Additionally, the Company had income from Industrial Research Assistance Program (“IRAP”) during the year ended December 31, 2018.

BONFIRE INTERACTIVE LTD.

Notes to Consolidated Financial Statements

The SR&ED provides support in the form of tax credits and/or refunds, to corporations, partnerships or individuals who conduct scientific research or experimental development in Canada. The SR&ED Program is a Canadian federal tax incentive program designed to encourage Canadian businesses of all sizes and in all sectors to conduct research and development in Canada. The program is administered by the Canada Revenue Agency (CRA). Generally, a Canadian-controlled private corporation (CCPC) can earn a refundable tax credit at the enhanced rate of 35% on qualified SR&ED expenditures, up to a maximum threshold of $3 million. The 35% tax credit is 100% refundable on qualified SR&ED expenditures. A CCPC can also earn a non-refundable tax credit at the basic rate of 15% on an amount over the $3 million threshold.

The Co-operative Education Tax Credit is a refundable tax credit available to employers who hire students enrolled in a co-operative education program at an Ontario university or college. The tax credit is based on salaries and wages paid to a student in a co-operative education work placement. Corporations can claim 25 per cent of eligible expenditures (30 per cent for small businesses). The maximum credit for each work placement is $3,000. Most work placements are for a minimum employment period of 10 weeks up to a maximum of four months.

IRAP is a Canadian government funding program designed to accelerate the research and development projects of Canadian innovators. Businesses who are developing and implementing process improvements are the primary targets to receive research grants through IRAP, however, large-scale technology adoption projects that lead to new capabilities are also considered. IRAP is administered and managed by the National Research Council of Canada (NRC). NRC-IRAP grants are funded through the Government of Canada; this means that applicants from across the country can apply to receive funding support. If performing a technology-driven research and development project in Canada, IRAP grants should always be considered during the planning process.

Loss per Common Share

Basic net loss per share of common stock excludes dilution and is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the period.  Diluted net loss per share of common stock reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity unless inclusion of such shares would be anti-dilutive. Since the Company is reporting a loss for all periods presented loss and diluted loss per share are the same.

Reclassification

Amounts capitalized as deferred commissions were previously reported as Other assets in the Consolidated Balance Sheets. These have been reclassified to a separate line item as "Deferred commissions" in these financial statements for comparative purposes. The effect of this reclassification does not impact previously presented amounts under total assets, the Consolidated Statement of Operations, or Consolidated Statement of Cash Flows.

Recently Adopted Accounting Pronouncements

Compensation-Stock Compensation

In March 2016, the FASB issued ASU No. 2016-09, Compensation-Stock Compensation (Topic 718), Improvements to Employee Share-Based Payment Accounting. Under ASU No. 2016-09, companies will no longer record excess tax benefits and certain tax deficiencies in additional paid-in capital (“APIC”). Instead, they will record all excess tax benefits and tax deficiencies as income tax expense or benefit in the income statement and the APIC pools will be eliminated. In addition, ASU No. 2016-09 eliminates the requirement that excess tax benefits be realized before companies can recognize them. ASU No. 2016-09 also requires companies to present excess tax benefits as an operating activity on the statement of cash flows rather than as a financing activity. Furthermore, ASU No. 2016-09 will increase the amount an employer can withhold to cover income taxes on awards and still qualify for the exception to liability classification for shares used to satisfy the employer’s statutory income tax withholding obligation. An employer with a statutory income tax withholding obligation will now be allowed to withhold shares with a fair value up to the amount of taxes owed using the maximum statutory tax rate in the employee’s applicable jurisdiction(s). ASU No. 2016-09 requires a company to classify the cash paid to a tax authority when shares are withheld to satisfy its statutory income tax withholding obligation as a financing activity on the statement of cash flows. Under current U.S. GAAP, it was not specified how these cash flows should be classified. In addition, companies will now have to elect whether to account for forfeitures on share-based payments by (1) recognizing forfeitures of awards as they occur or (2) estimating the number of awards expected to be forfeited and adjusting the estimate when it is likely to change, as is currently required. The Company adopted ASU No. 2016-09 on January 1, 2017 and its adoption did not have a material impact on the Company’s financial position and results of operations.

BONFIRE INTERACTIVE LTD.

Notes to Consolidated Financial Statements

Statement of Cash Flows

In August 2016, the FASB issued ASU No. 2016-15, Statement of Cash Flows (Topic 230). This amendment provides guidance on the presentation and classification of specific cash flow items to improve consistency within the statement of cash flows. The Company adopted ASU No. 2016-15 on January 1, 2017 and its adoption did not have a material impact on the Company’s cash flows.

In November 2016, the FASB issued ASU No. 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash, which requires restricted cash to be presented with cash and cash equivalents on the statement of cash flows and disclosure of how the statement of cash flows reconciles to the balance sheet if restricted cash is shown separately from cash and cash equivalents on the balance sheet. ASU 2016-18 is effective for interim and annual periods beginning after December 15, 2017, with early adoption permitted. The Company adopted ASU No. 2016-15 on January 1, 2017 and its adoption did not have a material impact on the Company’s balance sheet and cash flows.

Revenue from Contracts with Customers

In May 2014, the FASB issued ASU 2014-09 and created ASC 606 to provide guidance related to revenue from contracts with customers. Under this guidance, revenue is recognized when promised goods or services are transferred to customers in an amount that reflects the consideration that is expected to be received for those goods or services. In addition, the standard requires disclosure of the nature, timing, and uncertainty of revenue and cash flows arising from contracts with customers. The Company adopted ASC 606 effective January 1, 2017 using the full retrospective method to restate each prior reporting period presented. The adoption of ASC 606 did not have an impact on the Company’s recognition of subscription, support and professional services for access to the Company’s SaaS platform, or on opening equity, as the timing and measurement of revenue recognition is materially the same for the Company as under prior guidance. The Company has presented additional quantitative and qualitative disclosures regarding identified performance obligations (see Note 11). The Company has also identified and implemented changes to its business processes and internal controls relating to implementation of ASC 606.

Under ASC 606, incremental contract costs, which includes sales commissions, are required to be capitalized as contract assets and amortized over the period these costs are expected to be recovered. Bonfire increased retained earnings as of January 1, 2017 by approximately $43,000 to capitalize previously expensed commissions paid to obtain customer contracts. Commissions are recognized over the estimated life of the customer relationship, and recognized in the combined statements of operations through operating expenses.

Improvements to Nonemployee Share-Based Payment Accounting

In June 2018, the FASB issued ASU 2018-07 “Improvements to Nonemployee Share-Based Payment Accounting”, which simplifies the accounting for share-based payments granted to nonemployees for goods and services. Under the ASU, most of the guidance on such payments to nonemployees would be aligned with the requirements for share-based payments granted to employees. The amendments are effective for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020. Early adoption is permitted, but no earlier than an entity’s adoption date of Topic 606. The Company adopted the new standard on January 1, 2017, using the modified retrospective approach. The adoption of ASU 2018-07 did not have a material impact on the Company’s consolidated financial statements and related disclosures.

Fair Value Measurement

In August 2018, the FASB issued ASU 2018-13, “Fair Value Measurement (Topic 820), – Disclosure Framework – Changes to the Disclosure Requirements for Fair Value Measurement,” which makes a number of changes meant to add, modify or remove certain disclosure requirements associated with the movement amongst or hierarchy associated with Level 1, Level 2 and Level 3 fair value measurements. This guidance is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. Early adoption is permitted upon issuance of the update. The Company adopted ASC 2018-13 effective January 1, 2017.  Adoption did not have a material impact on the Company’s financial statements.

SEC Disclosure Update and Simplification

In August 2018, the SEC adopted the final rule under SEC Release No. 33-10532, Disclosure Update and Simplification, amending certain disclosure requirements that were redundant, duplicative, overlapping, outdated or superseded. In addition, the amendments expanded the disclosure requirements on the analysis of stockholders' equity for interim financial statements. Under the amendments, an analysis of changes in each caption of stockholders' equity presented in the balance sheet must be provided in a note or separate statement. The analysis should present a reconciliation of the beginning balance to the ending balance of each period for which a statement of comprehensive income is required to be filed. This final rule was effective on November 5, 2018. The adoption of this guidance did not have a material impact on the Company’s financial statements.

BONFIRE INTERACTIVE LTD.

Notes to Consolidated Financial Statements

Recently Issued Accounting Pronouncements

Leases

In February 2016, the FASB issued ASU No. 2016-02, Leases. Under this standard, which applies to both lessors and lessees, lessees will be required to recognize all leases (except for short-term leases) as a lease liability, which is a lessee’s obligation to make lease payments arising from a lease measured on a discounted basis, and as a right-of-use asset, which is an asset that represents the lessee’s right to use, or control the use of, a specified asset for the lease term. Leases will be classified as either financing or operating, with classification affecting the pattern of expense recognition in the income statement. ASU 2016-02 (amended by the leases standard ASC 842) is effective for fiscal years and interim periods within those fiscal years beginning after December 15, 2018 and is to be applied at the beginning of the earliest period presented using a modified retrospective approach for leases existing at, or entered into after, the beginning of the earliest comparative period presented in the consolidated financial statements, with certain practical expedients available. Based on the Company’s leases in place on January 1, 2019 and considering the practical expedients available to adopt to the new leases standard at the beginning of the period of adoption without restating the comparative periods, the Company expects that adoption of the new standard will not have a material effect on its consolidated statements of operations, will result in a gross-up on its consolidated balance sheets of approximately $1.8 million relating to office leases and will have no effect on its consolidated statements of cash flows.

Note 4 – Net Loss per Share Applicable to Common Stockholders

Basic net loss per share was calculated by dividing net loss by the weighted-average common shares outstanding during the period.

For all periods presented, all common stock equivalents are excluded from the computation of diluted loss per share, as the result would be anti-dilutive. Common stock equivalents (measured at the end of each fiscal period) that are not included in the calculations of diluted loss per share because to do so would have been anti-dilutive, include the following:

	For the Year ended December 31,
	2018	2017
Series Seed I preferred stock	4,992,930	4,992,930
Series Seed II preferred stock	2,938,710	2,938,710
Series Seed III preferred stock	172,285	172,285
Series Seed IV preferred stock	1,833,375	1,833,375
Series A preferred stock	9,541,984	9,541,984
Common stock options	1,963,148	943,555
Warrants - liability treatment	43,415	-
Potentially dilutive securities	21,485,847	20,422,839

Note 5 – Property and Equipment

Property and equipment consist of the following at December 31, 2018 and 2017:

	December 31,	December 31,
	2018	2017
Computer equipment	$211,417	$114,802
Furniture and fixtures	49,478	26,477
	260,895	141,279
Accumulated depreciation	(97,553)	(36,071)
Total property and equipment, net	$163,342	$105,208

Depreciation expense is included in general and administrative expenses in the accompanying Consolidated Statements of Operations. For the years ended December 31, 2018 and 2017, depreciation expense was approximately $61,000 and $27,000, respectively.

BONFIRE INTERACTIVE LTD.

Notes to Consolidated Financial Statements

Note 6 – Fair Value Measurements

Derivative Warrants Granted in 2018

On May 16, 2018, the Company agreed to grant 60,311 warrants (the “Warrants”) to Silicon Valley Bank along with its Loan and Security Agreement (see Note 7), with 43,415 shares being immediately exercisable and the remaining 16,896 shares becoming exercisable upon achieving a milestone based on the Company’s revenues. Since the Company’s adoption of a sequencing policy, the Warrants are classified as liabilities and measured at fair value on the grant date and in subsequent periods using the Black-Scholes option pricing model, with changes in fair value recognized as other income (expense) in the Consolidated Statements of Operations.

A summary of significant unobservable inputs (Level 3 inputs) used in measuring the warrants is as follows:

	December 31,	May 16,
	2018	2018
Exercise price	$0.51	$0.51
Expected term in years	9.4	10.0
Expected volatility (annual)	50%	50%
Risk-free interest rate	3%	3%
Expected dividend yield (per share)	0%	0%

The following table classifies the Company’s liabilities measured at fair value on a recurring basis into the fair value hierarchy as of December 31, 2018:

Fair value measured at December 31, 2018
		Quoted prices in active	Significant other	Significant
	Fair value at	markets	observable inputs	unobservable inputs
	December 31, 2018	(Level 1)	(Level 2)	(Level 3)
Warrant liability	$193,981	$-	$-	$193,981

There were no transfers between Levels 1, 2 or 3 during the year ended December 31, 2018.

The Company recorded a change in fair value of the warrant liability of $147,944 in the Consolidated Statements of Operations for the year ended December 31, 2018.

Note 7 – Debt

On May 16, 2018, the Company entered into a Loan and Security Agreement (the “Loan Agreement”) with Silicon Valley Bank (the “SVB”) whereby SVB agreed to providing for term loan advances in the aggregate principal amount of $3,000,000 (the “Term Loan Advances”) to be used by the Company as working capital and to fund its general business requirements. The Company granted SVB a priority of security interest in all of its U.S. assets other than its intellectual property, provided that accounts and proceeds of our intellectual property constitutes collateral and the Company has agreed not to encumber our intellectual property without SVB’s consent. The Loan Agreement contains affirmative covenants, including government compliance, timely filling of financial statements and certificates, formation or acquisition of subsidiaries and future assurances.

The Term Loan Advances consist of two tranches: i) up to $2,000,000 which may be funded upon the Company’s request from the Effective Date through March 31, 2019 in increments of at least $250,000 with each advance referred to as a “Tranche 1 Advance” and collectively as “Tranche 1 Advances” and ii) up to $1,000,000 which may be funded at the Company’s request provided the Revenue Milestone is achieved based on the company’s recurring revenues from the Effective Date through September 30, 2019 in increments of at least $250,000 with each advance referred to as a “Tranche 2 Advance” and collectively the “Tranche 2 Advances”. The Tranche 1 Advances and the Tranche 2 Advances are referred to collectively as “Term Loan Advances”. As of the date of these financial statements, the Company has not drawn down any amounts on the Term Loan Advances.

Outstanding amounts under the Term Loan Advances accrue interest at the Prime Rate plus 1.25% per annum, with interest only payments due commencing after funding through April 1, 2019 (or October 1, 2019 if revenue milestone met) and straight-line amortization of principal and interest for the remaining 36 months.

Obligations under the Loan Agreement mature on April 1, 2022 or if the revenue milestone has occurred on October 1, 2022. The Company may prepay the Term Loan Advances, subject to a Prepayment Premium of up to 1.5% of the amount prepaid. The Company paid a non-refundable Commitment Fee of $9,000 on the Effective Date.

BONFIRE INTERACTIVE LTD.

Notes to Consolidated Financial Statements

As part of consideration, the Company also agreed to grant SVB a warrant to purchase up to 60,311 common shares of the Company’s common stock, with 43,415 shares being immediately exercisable and the remaining 16,896 shares becoming exercisable upon achieving a milestone based on the Company’s revenues. The warrant as well as all fees and costs associated with securing the Loan Agreement was recognized as debt issuance costs. The following table summarizes components of debt issuance cost:

May 16, 2018
SVB warrants	$46,037
SVB fees	31,241
Legal costs	14,139
$91,417

	Short-term Portion	Long-term Portion
Beginning balance, May 16, 2018	$22,547	$68,870
Addition	1,535	-
Amortization	(15,043)	-
Reclass between short-term and long-term	14,938	(14,938)
Ending balance, December 31, 2018	$23,977	$53,932

The Company recorded the short-term portion of debt issuance under other current assets and the long-term portion under other assets on the Consolidated Balance Sheet as of December 31, 2018.

The debt issuance costs are being amortized to interest expense over the term of the Agreement using the straight-line method.  The amortization cost was approximately $15,000 for the year ended December 31, 2018 and is included in other expense in the accompanying Consolidated Statements of Operations.

Note 8 – Temporary Equity

As of December 31, 2018 and 2017, the Company was authorized to issue and had issued 19,479,284 shares of no par preferred stock, consisting of (a) 4,992,930 shares of Series Seed I preferred stock, (b) 2,938,710 shares of Series Seed II preferred stock, (c) 172,285 shares of Series Seed III preferred stock, (d) 1,833,375 shares of Series Seed IV preferred stock (collectively, the “Series Seed” preferred shares), and (e) 9,541,984 shares of Series A preferred stock. The original issue price and the liquidation value per share, as of December 31, 2018, of each class of preferred stock is as follows:

Series	Original Issue Price	Liquidation Value per Share

Series Seed I preferred stock	C$0.138685	C$0.138685
Series Seed II preferred stock	US$0.469036	US$0.469036
Series Seed III preferred stock	US$0.580434	US$0.580434
Series Seed IV preferred stock	US$0.545439	US$0.545439
Series A preferred stock	US$0.838400	US$0.838400

Redemption

After May 31, 2022, holders of at least 50% of the then outstanding Series A preferred shares, may require the Company to redeem all of the outstanding Series A preferred shares at a price equal to the greater of [i] the original issue price per share, plus all unpaid dividends, or [ii] the fair market value of the share, to be determined as a mutually agreed upon amount between the Company and the majority of the shareholders. Provided that all Series A preferred shares have been fully redeemed by the Company, the Series Seed preferred shares shall be redeemed by the Company at a price equal to the greater of [i] the original issue price per share, plus all unpaid dividends, or [ii] the fair market value of the share, to be determined as a mutually agreed upon amount between the Company and the majority of the shareholders. For purposes of redemption, the fair market value of a single share of the Series A preferred shares or Series Seed preferred shares, as applicable, shall be the value of a single share of the Series A preferred shares or Series Seed preferred shares, as applicable, as mutually agreed upon by the Company and the holders of a majority of the shares of the Series A preferred shares or Series Seed preferred shares (as applicable) then outstanding, and, in the event that they are unable to reach agreement, by a third-party appraiser agreed to by Company and the holders of a majority of the shares of the Series A preferred shares or Series Seed preferred shares (as applicable) then outstanding. As redemption by the holders is not solely within the control of the Company, all of the outstanding preferred stock is classified as temporary equity.

BONFIRE INTERACTIVE LTD.

Notes to Consolidated Financial Statements

Conversion into Common Stock

Each share of preferred stock is convertible, at any time at the option of the holder into such number of shares of fully paid and non-assessable shares of the Company’s common stock as is determined by dividing the then-original issue price, as adjusted, for such share of preferred stock by the conversion price, as adjusted, in effect on the date the certificate is surrendered for conversion (“Conversion Price”). The Conversion Prices of each share of preferred stock, as of December 31, 2018, is as follows:

Series	Conversion Price

Series Seed I preferred stock	C$0.138685
Series Seed II preferred stock	US$0.469036
Series Seed III preferred stock	US$0.580434
Series Seed IV preferred stock	US$0.545439
Series A preferred stock	US$0.838400

Each preferred share shall automatically be converted into common shares at the applicable conversion rate at the time in effect for such series of preferred shares immediately upon the earlier of (i) the closing of the Company’s sale of its common shares in a firm commitment underwritten public offering pursuant to a registration statement on Form F-1 under the Securities Act of 1933, as amended, or equivalent qualification under applicable Canadian securities laws resulting in proceeds payable to this corporation of not less than US$30,000,000 after deduction of underwriters’ commissions and expenses, and pursuant to which the common shares are listed or quoted on the Toronto Stock Exchange, the Nasdaq Stock Market or New York Stock Exchange (a “Qualified IPO”), or (ii) the date, or the occurrence of an event, specified by vote or written consent or agreement of a preferred majority, including a Series A preferred majority.

Dividends

The holders of preferred shares shall be entitled to receive, when, as and if declared by the board of directors of the Company, out of any assets of the Company legally available therefor, any dividends as may be declared from time to time by the board of directors. In the event any dividends are declared on the outstanding common shares, such dividends shall be distributed among the holders of preferred shares and common shares pro rata based on the number of preferred shares and/or common shares then held by each holder (on an as-if-converted to common shares basis).

In addition, the holders of Series A preferred shares shall be entitled to receive, on a pari passu basis, in any fiscal year of the Company, when and as declared by the board of directors, out of any assets at the time legally available thereof, before any cash dividend shall be paid upon or set aside for the common shares with respect to the payment of dividends in such fiscal year, in proportion to the number of Series A preferred share held by each, a dividend for each share then held by such holder payable in cash at a rate of eight percent (8%) per annum of the applicable Original Issue Price. The dividend rights are not cumulative.

Liquidation

In the event of any Liquidation Event, either voluntary or involuntary, the holders of preferred shares shall be entitled, on a pari passu basis, to receive out of the proceeds or assets of this corporation legally available for distribution to its shareholders (the “Proceeds”), prior and in preference to any distribution of the Proceeds of such Liquidation Event to the holders of common shares by reason of their ownership thereof, an amount per share equal to the sum greater of (i) the applicable Original Issue Price for such series of preferred stock, plus declared but unpaid dividends on such share, or (ii) the amount to which such holder would be entitled to receive in a Liquidation Event with respect to such shares if such shares had been converted to common shares immediately prior to such Liquidation Event. Upon completion of the distribution required to the holders of preferred shares, all of the remaining Proceeds available for distribution to shareholders shall be distributed among the holders of common shares pro rata based on the number of common shares held by each such holder.

Voting

Holders of preferred shares vote on as-converted basis and have full voting rights and powers equal to the voting rights and powers of the holders of common shares, voting as a single class. As long as at least 3,100,000 Series A Preferred Shares are outstanding (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like), holders representing a Series A preferred majority, exclusively and as a separate class, shall be entitled to elect one (1) director of the Company. As long as at least 3,100,000 Series Seed preferred shares are outstanding (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like), holders representing a Series Seed preferred majority, exclusively and as a separate class, shall be entitled to elect one (1) director of the Company.

BONFIRE INTERACTIVE LTD.

Notes to Consolidated Financial Statements

Significant Stock Transactions

During the year ended December 31, 2017, 9,541,984 series A preferred shares were issued for cash consideration aggregating $10,767,913. The net proceeds were $10,671,173 giving effect to the issuance costs of $96,740.

During the years ended December 31, 2017, 366,667 seed series IV preferred shares issued for cash consideration aggregating $265,610. The net proceeds were $265,124 giving effect to the issuance costs of $486.

Foreign Currency Impact on Redemption Values

The Company’s Series Seed II, Series Seed III, Series Seed IV and Series A preferred Stock are denominated in US dollars. Since the redemption feature is denominated in a currency other than the functional currency of the Company, the Company incorporated the effect of exchange rate changes on the functional currency amount of the redemption feature when measuring the redemption value as of each report date. Changes to the redemption value of Series Seed II, Series Seed III, Series Seed IV and Series A preferred stock, due to the movement of foreign currency exchange rates, is presented in the Consolidated Statement of Operations as a deemed dividend, increasing or decreasing net loss to arrive at net loss attributable to common stockholders.

During the years ended December 31, 2018 and 2017, the Company recognized approximately $428,000 of deemed dividends and $168,000 of deemed contributions, respectively, associated with exchange rate changes.

Note 9 - Stockholders’ Equity

The Company has authorized 40,000,000 shares of common stock, no par value per share, for issuance. Each share of common stock is entitled to one vote. Common stock owners are entitled to dividends when funds are legally available and declared by the Board.

During the year ended December 31, 2016, the Company issued 8,899,929 shares of common stock for cash proceeds of $890. The Company recorded a subscription receivable of $890 as of December 31, 2016.

The subscription receivable of $890 was received on May 29, 2017.

Note 10 – Stock Options Plans

On July 26, 2017, the Company introduced the Plan for eligible employees of the Company as well as eligible consultants, officers and directors. The exercise price of the options is determined by the Board of Directors and is based on the fair market value per share at the date of grant.

Employee stock options vest either based on time of the employment or performance achievement.

For time-based stock options, the vesting term is normally in one quarter increments on the anniversary date of the employee’s start date with the Company. On the first anniversary of the employee’s start date, the employee can exercise one quarter of the total option grant and the remaining in equal, monthly increments over the 36-month period following. By the fourth anniversary date of the employee’s start date with the Company, all options become vested and are exercisable by the employee. Employees might be also entitled to receive additional options during the term of their employment based on performance.

Options granted to certain employees, directors and/or officers of the Company may follow a different vesting schedule. Each option granted will expire on the tenth anniversary of the date of grant. The Company recognizes an expense for employee stock-based compensation over the vesting period, with a corresponding credit to additional paid-in-capital.

BONFIRE INTERACTIVE LTD.

Notes to Consolidated Financial Statements

A summary of the Company’s stock option activity is as follows for stock options:

	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (in years)	Total Intrinsic Value
Outstanding as of January 1, 2017	-	$-	-	$-
Granted	956,993	0.50	10.0	42,554
Forfeited/expired	(13,438)	0.50	-	-
Outstanding as of December 31, 2017	943,555	0.50	9.6	41,953
Granted	1,565,254	0.51	10.0	843,294
Exercised	(253,522)	0.50	-	-
Forfeited/expired	(292,139)	0.50	-	-
Outstanding as of December 31, 2018	1,963,148	$0.51	9.1	$1,063,905
Options vested and exercisable as of December 31, 2018	407,246	$0.50	9.0	$225,802

The Black-Scholes option pricing model is used to estimate the fair value of stock options granted under the Company’s share-based compensation plans. The weighted average assumptions used in calculating the fair values of stock options that were granted during the years ended December 31, 2018 and 2017, were as follows:

	For the Year Ended December 31,
	2018	2017

Exercise price	$0.51	$0.49
Expected term in years	5.9	5.8
Expected volatility (annual)	50%	50%
Risk-free interest rate	2%	2%
Expected dividend yield (per share)	0%	0%

The following table shows a summary of the share-based compensation expense included in the Consolidated Statements of Operations for the years ended December 31, 2018 and 2017, and remaining unrecognized cost as of December 31, 2018 and 2017:

	For the year ended December 31,
	2018	2017
General and administrative	$179,794	$85,936
Sales and marketing	350,581	7,153
Cost of sales	9,556	-
Research and development	56,173	20,447
Total stock-based compensation	$596,104	$113,536

	For the year ended December 31,
	2018	2017
Unrecognized stock-based compensation cost:	$661,238	$148,197

Expected weighted average period compensation costs to be recognized (years):	1.3	1.5

BONFIRE INTERACTIVE LTD.

Notes to Consolidated Financial Statements

Note 11 – Contract Liabilities

Subscription service revenue of approximately $1.5 million and $0.5 million was recognized during the years ended December 31, 2018 and 2017, respectively, that was included in the contract liabilities balances at the beginning of the respective periods. There was approximately $15,000 and nil professional services revenue recognized in the same periods from contract liabilities balances for the year ended December 31, 2018 and 2017, respectively.

As of December 31, 2018, approximately $2.5 million of revenue is expected to be recognized from remaining performance obligations for non-cancellable subscription and professional services contracts. We expect to recognize revenue on approximately 95% of these remaining performance obligations over the next 12 months, with the balance recognized thereafter.

Note 12 – Prepaid Expenses

Prepaid expenses consist of the following at December 31, 2018 and 2017:

	December 31,	December 31,
	2018	2017
Advertising	$6,469	$10,028
IT	1,932	55,845
Office & Insurance	36,895	17,158
Rent	73,154	63,634
Tools	260,087	84,370
Marketing	56,757	-
	$435,294	$231,035

Note 13 – Income Taxes

As of December 31, 2018 and 2017, the Company had unclaimed operating loss carryforwards of approximately $9.4 million and $3.9 million available to reduce future taxable income, if any, for Federal and provincial income tax purposes, respectively. The Canadian federal and provincial non-capital loss carryforwards will begin to expire in 2033.

The Company has no income tax affect due to the recognition of a full valuation allowance on the expected tax benefits of future loss carry forwards based on uncertainty surrounding realization of such assets.

The tax effects of the temporary differences and carry forwards that give rise to deferred tax assets consist of the following:

	As of December 31,
	2018	2017
Deferred tax assets:
Unrecognized non-capital loss available for carryforward	$2,588,295	$1,027,358
SR&ED carryover	52,342	53,202
Legal fees relating to GTY acquisition	38,571	-
Donation	240	-
Deferred rent	458	-
Reserve for doubtful accounts	-	2,503
Total deferred income tax assets	2,679,906	1,083,063

Deferred tax liabilities:
Commissions	(165,689)	(52,189)
Property and equipment	(6,724)	(5,336)
Unrealized gain/loss on investment/currency	(2,983)	2
Deferred debt cost	(975)	-
Total deferred income tax liabilities	(176,371)	(57,523)

Net deferred tax assets	2,503,535	1,025,540
Valuation allowance	(2,503,535)	(1,025,540)
Deferred tax assets, net of allowance	$-	$-

BONFIRE INTERACTIVE LTD.

Notes to Consolidated Financial Statements

The Company’s actual income tax expense for the year ended December 31, 2018 and 2017 differs from the expected amount computed by applying the statutory federal income tax rate of 13.4% to loss before income taxes as follows:

	For the year ended December 31,
	2018	2017
Statutory federal income tax rate (Canada)	(13.4)%	(15.0)%
Statutory provincial income tax rate (Canada)	(10.3)%	(11.5)%
Effect of foreign tax rate differences	(3.9)%	0.0%
Non-deductible stock-based compensation	2.7%	1.2%
Other non-deductible expense	0.7%	(0.6)%
Change in valuation allowance	24.2%	25.9%
Income taxes provision (benefit)	-%	-%

The Company applies the accounting guidance for uncertainty in income taxes pursuant to ASC 740-10. The Company did not record any accruals for income tax accounting uncertainties for the year ended December 31, 2018 and 2017.

The Company’s policy is to recognize interest and penalties that would be assessed in relation to the settlement value of unrecognized tax benefits as a component of income tax expense. The Company did not accrue either interest or penalties from inception through December 31, 2018.

As at December 31, 2018 and 2017, the Company had $190,370 and $200,763 of undeducted scientific research and experimental development [“SR&ED’] expenditures, respectively. These expenditures may be carried forward indefinitely, to reduce taxable income of future years. The benefit of these undeducted SR&ED expenditures has not been reflected in the financial statements.

The Company's major tax jurisdictions are Canada and Ontario. All of the Company's tax years will remain open for examination by the Federal and provincial tax authorities, respectively, from the date of utilization of the non-capital loss. The Company does not have any tax audits pending.

Note 14 – Commitments and Contingencies

Operating Lease

The Company has various operating leases for its premises and office equipment. The following table summarizes the Company’s rent expenses for the years ended December 31, 2018 and 2017:

	For the Year ended December 31,
	2018	2017
Rent expenses	$445,157	$154,898

The Company had deferred rent of approximately $86,000 and $38,000 as of December 31, 2018 and 2017, respectively.

The Company’s future minimum lease payments are as follows as of December 31, 2018:

2019	$565,185
2020	586,206
2021	607,227
2022	311,784
Total	$2,070,402

Legal Proceedings

The Company is not a party to any material legal proceedings and is not aware of any pending or threatened claims. From time to time, the Company may be subject to various legal proceedings and claims that arise in the ordinary course of its business activities.

BONFIRE INTERACTIVE LTD.

Notes to Consolidated Financial Statements

Note 15 - Subsequent Events

On February 19, 2019, GTY Technology Holdings Inc. (“GTY”) consummated its previously announced Business Combination, pursuant to which GTY acquired the Company, along with five other technology companies. Upon the closing on February 19, 2019, the Company survived the merger as a direct, wholly-owned subsidiary of GTY. Under the Company’s agreement with GTY, the aggregate consideration was approximately $47.3 million in cash and 2,156,014 shares of GTY common stock valued at $10.00 per share, and 2,161,741 shares of Bonfire Exchangeco, each of which is exchangeable for shares of GTY common stock on a one-for-one basis. In addition, the Loan Agreement was terminated in conjunction with the acquisition.

At the closing date GTY acquired all of the Company’s issued and outstanding stock and warrants for combined consideration of cash and shares in GTY. In accordance with the Bonfire Agreement under the business combination, 1,218,937 unvested options at closing date to purchase shares of Bonfire common stock were converted into 408,667 options to purchase shares of GTY common stock.

Management has evaluated the impact of all subsequent events on the Company through March 18, 2019, the date the financial statements were available to be issued, and has determined that there were no other subsequent events requiring adjustments to or disclosure in the financial statements.